EXHIBIT 4.46
AMENDMENT TO
ESCROW AGREEMENT
     This Amendment to Escrow Agreement (this “Amendment”), dated as of July 2nd, 2010, is among NewLead Holdings Ltd., a Bermuda corporation (“NewLead”), Grandunion, Inc., a Marshall Islands corporation (“Grandunion”) and Computershare Trust Company, N.A., a national banking association (“Computershare”).
1. Reference to Escrow Agreement. Reference is made to the Escrow Agreement dated as of April 1, 2010, by and among NewLead, Grandunion and Computershare (the “Escrow Agreement”). Terms defined in the Escrow Agreement and not otherwise defined herein are used herein with the meanings so defined.
2. Amendment to Section 1(b) of Escrow Agreement. Section 1(b) of the Escrow Agreement is hereby deleted in its entirety and replaced with the following:
     “(b) “Claims” means any claims to the Holdback Shares asserted against Grandunion (i) pursuant to Section 2.3 of the Purchase Agreement or (ii) pursuant to Section 2.3 of the Securities Purchase Agreement dated as of July 2nd, 2010, between NewLead and Grandunion (the “Additional Purchase Agreement”).”
3. Amendment to Section 8 of Escrow Agreement. Section 8 of the Escrow Agreement is hereby deleted in its entirety and replaced with the following:
     “8. No Limitation. NewLead’s rights and recourses against Grandunion with respect to any Claims under Section 2.3 of the Purchase Agreement or under Section 2.3 of the Additional Purchase Agreement shall not be replaced, limited or deemed to be waived, in whole or in part, by the exercise of NewLead’s rights and recourses under this Agreement or any other terms and conditions of this Agreement except to the extent of any payment made by the Escrow Agent to NewLead pursuant hereto following delivery of a Loss Notice in respect of a Claim.”
4. Miscellaneous. Except as otherwise set forth herein, the Escrow Agreement shall remain in full force and effect without change or modification. This Amendment may be executed in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties and their respective successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

NEWLEAD HOLDINGS LTD.

	By:	/s/ Allan Shaw
Name: Allan Shaw
Title: CFO / Director

Address for Notice:
83 Akti Miaouli & Flessa Str.
Piraeus 185 38 Greece
Facsimile No.: 30 (210) 898 3788
Telephone No.: 30 210 898 3787
Attn: Allan Shaw

With a copy to:	Mintz, Cohn, Ferris, Glovsky, and Popeo, P.C.
666 Third Avenue, New York, NY 10017
Facsimile: (212) 983-3115
Telephone: (212) 692-6768

GRANDUNION, INC.

	By:	/s/ Michail S. Zolotas

Name: Michail S. Zolotas
Title: Director

Address for Notice:
Akti Miaouli 83 & Flessa 1-7
Piraeus 185 38, Greece
Facsimile No.: +30 (213) 014-8019
Telephone No.: +30 (210) 428-8520
Attn: Michail Zolotas